Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Previews 2015 Third Quarter Results

Nashville, Tenn., October 14, 2015 – HCA Holdings, Inc. (NYSE: HCA) today announced preliminary financial and operating results for its third quarter ended September 30, 2015. The financial results are subject to finalization of the Company’s quarterly financial and accounting procedures.

HCA anticipates revenues for the third quarter of 2015 should approximate $9.856 billion compared to $9.220 billion in the third quarter of 2014. Income before income taxes for the third quarter is expected to approximate $921 million compared to $929 million in the prior year period. Net income per diluted share for the third quarter of 2015 is expected to be approximately $1.17 per diluted share compared to $1.16 per diluted share for the third quarter of 2014. Adjusted EBITDA for the third quarter of 2015 is expected to be approximately $1.815 billion compared to $1.828 billion in the previous year’s third quarter. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling expected income before income taxes to Adjusted EBITDA is included in this release.

Consistent with recent trends, volume remained strong in the third quarter. Same facility admissions for the third quarter of 2015 increased 2.9 percent, while same facility equivalent admissions increased 3.6 percent when compared to the third quarter of 2014. Same facility emergency room visits for the third quarter of 2015 increased 5.8 percent from the prior year’s third quarter.

Operating margins declined in the quarter as a result of increased labor costs and a less favorable payer mix. Labor costs increased as a percent of revenues to 46.9 percent compared to 45.7 percent in last year’s third quarter. This increase was driven primarily by less productivity and a greater use of contract labor to fill staffing needs.

Same facility uninsured admissions comprised 8.0 percent of total admissions in the third quarter compared to 7.3 percent in last year’s third quarter. Same facility managed care/other admissions comprised 28.5 percent of admissions as compared to 28.9 percent in the prior year.

The third quarter 2015 results are expected to include losses on sales of facilities of approximately $2 million. The third quarter 2014 results included losses on sales of facilities of $12 million, or $0.02 per diluted share.

Same facility revenue per equivalent admission is expected to increase approximately 1.9 percent in the third quarter of 2015 compared to the prior year’s third quarter.

The Company’s guidance for Adjusted EBITDA for the year ending December 31, 2015, is now expected to be approximately $7.8 billion and Adjusted earnings per diluted share is expected to be in the range of $5.20 to $5.25 per share. The assumptions to 2015 guidance previously disclosed in conjunction with the Company’s second quarter earnings remain unchanged.

HCA anticipates reporting its complete financial results for the third quarter of 2015 on, or about, October 27, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts and are subject to finalization of the Company’s third quarter financial and accounting procedures. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, including Ebola; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2014 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Supplemental Operating Results Summary

(Dollars in millions)

	Third Quarter
	2015	2014
	(Preliminary Estimates)
Income before income taxes	$921	$929
Depreciation and amortization	481	460
Interest expense	411	427
Losses on sales of facilities	2	12

Adjusted EBITDA (a)	$1,815	$1,828

(a)	Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe that Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (GAAP income before income taxes) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods of the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to income before income taxes as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

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